Exhibit 10.2

COMPANY MEMBER SUPPORT AGREEMENT

This COMPANY MEMBER SUPPORT AGREEMENT, dated as of May [●], 2022 (this “Agreement”), is entered into by and among the members listed on Exhibit A hereto (each, a “Member”), Southland Holdings, LLC, a Texas limited liability company (the “Company”), and Legato Merger Corp. II, a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Legato Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time (the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Member owns the membership interests of the Company (“Company Membership Interests”) as set forth on Exhibit A (all such interests, or any successor or additional interests of the Company of which ownership of record or the power to vote is hereafter acquired by the Member prior to the termination of this Agreement being referred to herein as the “Member Interests”); and

WHEREAS, in order to induce the Company and Parent to enter into the Merger Agreement, each Member is executing and delivering this Agreement to the Parent.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. Each Member, in its capacity as a member of the Company, agrees that, at any meeting of the Company’s members related to the transactions contemplated by the Merger Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Company’s members related to the transactions contemplated by the Merger Agreement (all meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), such Member shall:

(a)	when the Meeting is held, appear at the Meeting or otherwise cause the Member Interests to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Member Interests in favor of the Merger, the Merger Agreement and the transactions contemplated thereby;

(c)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Member Interests in favor of any proposal to adjourn a Meeting at which there is a proposal for members of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the proposal described in clause (b) above or if there are not sufficient membership interests present in person or represented by proxy at such Meeting to constitute a quorum;

(d)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Member Interests against any proposal for any amendment or modification of the Company’s Operating Agreement that would change the voting rights or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement; and

(e)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Member Interests against any Company Competing Transaction or against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or materially and adversely affect the Merger or any of the transactions contemplated by the Merger Agreement, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Member contained in this Agreement.

2. Restrictions on Transfer. - During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Member shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement described in the Merger Agreement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Member Interests, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Member Interests (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer; provided that the foregoing shall not prohibit the transfer of the Member Interests by a Member to an Affiliate of such Member, but only if such Affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement. Any Transfer in violation of this Section 2 with respect to the Member Interest shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. New Securities. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms, in the event that, (i) any membership interests or other interests of Company are issued to the Member after the date of this Agreement pursuant to any dividend, split, recapitalization, reclassification, combination or exchange of Company interests owned by the Member, (ii) the Member purchases or otherwise acquires beneficial ownership of any interests of the Company after the date of this Agreement, or (iii) the Member acquires the right to vote or share in the voting of any Member Interest or other interests of Company after the date of this Agreement (such Member Interests or other interests of the Company, collectively the “New Interests”), then such New Interests acquired or purchased by the Member shall be subject to the terms of this Agreement to the same extent as if they constituted the Member Interest as of the date hereof.

4. No Challenge. Each Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Voting Power or Proxy. No voting powers or proxies are granted in respect of any voting power held by any Member in favor of any other person by operation of this Agreement.

6. Consent to Disclosure. Each Member hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Member’s identity and beneficial ownership of Member Interests and the nature of such Member’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement. Each Member will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

7. Member Representations: Each Member represents and warrants to Parent and the Company, as of the date hereof, that:

(a)	such Member has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

(b)	(i) if such Member is not an individual, such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Member’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Member and (ii) if such Member is an individual, the signature on this Agreement is genuine, and such Member has legal competence and capacity to execute the same;

(c)	this Agreement has been duly executed and delivered by such Member and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Member, enforceable against such Member in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d)	the execution and delivery of this Agreement by such Member does not, and the performance by such Member of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Member, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Member of its obligations under this Agreement;

(e)	there are no Actions pending against such Member or, to the knowledge of such Member, threatened against such Member, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Member of such Member’s obligations under this Agreement;

(f)	no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Member or, to the knowledge of such Member, by the Company;

(g)	such Member has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with such Member’s tax and legal advisors;

(h)	such Member has not entered into, and shall not enter into, any agreement that would prevent such Member from performing any of such Member’s obligations hereunder;

(i)	such Member has good title to the Member Interests opposite such Member’s name on Exhibit A, free and clear of any Liens other than Permitted Liens, and such Member has the sole power to vote or cause to be voted such Member interests; and

(j)	the Member Interests identified in Section 2 of this Agreement are the only interests of the Company owned of record or beneficially owned by the Member as of the date hereof, and none of such Member Interests are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Member Interests that is inconsistent with such Member’s obligations pursuant to this Agreement.

8. Damages; Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Member hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Member of its obligations under this Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and seek to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

9. Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous understandings and agreements related hereto (whether written or oral), to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof. This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

10. Assignment. No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder, including by merger, consolidation, operation of law or otherwise, without the prior written consent of the other parties. Any purported assignment or delegation in violation of this paragraph shall be void and ineffectual, and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Member, the Parent and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

11. Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12. Severability. This Agreement shall be deemed severable, and a determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, the parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law; Jurisdiction; Jury Trial Waiver. Section 8.10 and Section 8.11 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.1 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 8.1 of the Merger Agreement, and, with respect to any Member, at the address set forth on Exhibit A.

15. Termination. This Agreement shall terminate on the earlier of the (i) Closing or (ii) termination of the Merger Agreement in accordance with its terms. No such termination shall relieve the Member, Parent or the Company from any liability resulting from a breach of this Agreement occurring prior to such termination.

16. Adjustments. If, and as often as, there are any changes in the Member Interests by way of split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Member, Parent, the Company, and the Member Interests as so changed.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may reasonably be considered within the scope of such party’s obligations hereunder, as may be necessary or desirable to effectuate the purposes hereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOUTHLAND HOLDINGS, LLC

By:
Name:
Title:

LEGATO MERGER CORP. II

By:
Name:
Title:

[MEMBER]

By:
	Name:	[ ]
	Title:	[ ]

[Signature Page to Company Member Support Agreement]